EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS QUARTERLY SALES OF $250.3 MILLION

FIRST QUARTER EARNINGS PER SHARE $1.12

Cleveland, Ohio — April 26, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today reported first quarter 2007 sales of $250.3 million, up $82.6 million or 49% compared to the first quarter of 2006. Net income for the first quarter was $23.1 million or $1.12 per share, diluted, compared to net income of $5.2 million or $0.27 per share, diluted, for the same quarter of the prior year.

First quarter sales were the highest sales in the Company’s history and the seventeenth consecutive quarter where sales were higher than the comparable quarter of the prior year. The strong sales growth was driven largely by demand for the Company’s new hard disk drive materials. Sales for defense-related applications also showed strong growth during the first quarter and higher copper pass through ratios added to sales of the Company’s copper-based alloy products. Metal prices accounted for approximately 6% of the sales increase in the quarter. The Company’s organic growth was approximately 43%.

The first quarter gross margin was 28%, up approximately eight percentage points compared to the first quarter 2006 gross margin of 20%. Approximately seven points of the eight point increase in gross margin as a percent of sales was due primarily to profit on the sale of ruthenium inventory that had increased significantly in market value while in the production system to support the initial ramp up of the Company’s new media related products. The increase in gross margin is also due to a number of other factors, including the higher sales volume and the progress made in achieving higher copper pass through ratios.

Net income in the first quarter of 2007 was $23.1 million or $1.12 per share diluted, up $17.9 million compared to $5.2 million or $0.27 per share diluted in the first quarter of 2006. Earnings were positively affected by approximately $0.52 per share from the expected margin benefit related to the sale of ruthenium inventory. Earnings were negatively affected by approximately $0.02 per share due to the sale of a small company subsidiary that had been generating losses. Net of these two factors, earnings from operations was approximately $0.62 per share in the quarter.

Earnings from operations were negatively affected by the higher Company stock price, which results in higher expenses from both the Company’s stock-based deferred compensation and long-term incentive compensation plans. This reduced earnings per share by approximately $0.08 in the quarter.

Reported results for the quarter reflected an income tax rate of approximately 36%, up approximately four percentage points compared to the prior year. The increase in the Company’s income tax rate compared to the prior year is principally due to the significantly higher level of income and a reduction in foreign source income benefits.

The Company had initially expected the margin benefit on the sale of the existing ruthenium inventory to be approximately $1.00 per share for the year depending upon metal prices and the timing of the sale of the inventory. At this time, and based on current metal prices, the Company expects the margin benefit from the sale of this inventory to be in the range of $0.75 to $0.90 per share for the year.

BUSINESS SEGMENT REPORTING

Beginning with the fourth quarter of 2006, the Company changed its segment reporting to more closely align with the way the business is currently managed. Prior-year results have been adjusted for each segment to reflect the change.

Advanced Material Technologies and Services

The Advanced Material Technologies and Services segment consists of Williams Advanced Materials Inc. (WAM).

The Advanced Material Technologies and Services’ segment sales for the first quarter of 2007 were up 91% to $143.7 million compared to $75.4 million in the first quarter of the prior year. Precious metal prices accounted for approximately 5% of the sales growth. Operating profit for the first quarter was $32.0 million, up $23.0 million versus $9.0 million for the same period last year.

The strong sales growth in the first quarter was driven primarily by demand for WAM’s new ruthenium-based magnetic media materials targeted for the data storage market. Orders for domestic wireless and photonics applications have also been strong. As previously announced, WAM is in the process of expanding its Brewster, New York facility to support the growth of the data storage market and the related perpendicular magnetic recording opportunity. New segments related to energy, medical and new electronics devices offer continuous opportunities for the core product portfolio at WAM. In addition WAM has continued to expand its geographic reach into Asia and Eastern Europe to continue to grow and support its critical customers and new markets.

Operating profit was 22% of sales in the first quarter versus 12% for the first quarter of 2006.

Specialty Engineered Alloys

The Specialty Engineered Alloys segment consists of Alloy Products which includes bulk and strip form copper-based alloy products, hydroxide and the Company’s line of ToughMet® materials.

Specialty Engineered Alloys’ sales for the first quarter were $70.4 million, up 17% or $10.0 million compared to the first quarter 2006 sales of $60.4 million. Operating profit for the first quarter was $5.3 million, an increase of $4.8 million, compared to the prior year.

The increase in sales is due largely to higher selling prices from the increased percentage of sales subject to the pass through of current base metal prices. Favorable product mix was also a factor in the higher sales level. Demand from Southeast Asia softened slightly in the quarter, particularly from handset applications. This weakness was partially offset by stronger demand from the North American oil and gas and aerospace markets, and strong European sales across all market segments. New products such as ToughMet continue to find their way into application opportunities.

Operating profit benefited from a favorable product mix and higher prices associated with the pass through of base metal costs.

Beryllium and Beryllium Composites

The Beryllium and Beryllium Composites segment consists of Beryllium Products including beryllia ceramic manufactured by Brush Ceramic Products Inc.

Beryllium and Beryllium Composites’ sales for the first quarter of 2007 were $15.2 million, up 46% or $4.8 million compared to the first quarter of 2006. Operating profit for the first quarter was $2.1 million up $1.9 million versus $0.2 million for the same period of the prior year.

The Beryllium and Beryllium Composites double-digit sales growth was fueled by demand for medical and industrial x-ray product applications and defense. Order entry backlog for the defense market grew significantly during the first quarter. Also, sales for acoustic speaker applications contributed to the sales growth. Defense sales of AlBeMet® materials continued to show strength throughout the quarter driven by tactical optics (including FLIR systems), airborne electronics and space systems.

The improvement in operating profit is due to the increase in sales volume.

Engineered Material Systems

The Engineered Material Systems segment is comprised of Technical Materials, Inc. (TMI).

Engineered Material Systems’ sales for the first quarter of 2007 were $16.7 million, $1.2 million below the first quarter 2006 sales of $17.9 million. Operating profit in the quarter was $0.6 million compared to an operating profit of $1.4 million in the first quarter of 2006.

The decline in TMI sales is due to softer demand from the automotive electronics segment offset in part by strength from the new disk drive materials. New products accounted for 34% of TMI sales in the first quarter of 2007.

OUTLOOK

Overall, the Company’s global markets continued to present significant growth opportunities in the first quarter and the Company expects to see continued growth throughout the balance of 2007.

The primary factors driving the previously announced improvement in the outlook for the Company continue to be favorable. Markets, overall, have held up well and inventory corrections to this point have been mild. The noted margin improvement appears to be holding. As the year progresses, the Company expects sales of the new media products to continue to grow and overall stronger market conditions driven by the normal seasonal build for consumer electronics. These factors plus an increased backlog for defense-related applications are currently expected to result in a stronger second half revenue for the Company.

As a result of the factors noted above, the Company is reinforcing the previously provided sales outlook for the full year 2007. The Company, at this time, expects 2007 sales growth to be in the 25% to 35% range. Assuming no change in the trends noted above and no significant change in metal prices from current levels, sales for 2007 are expected to be in the $950.0 million to $1.050 billion range.

Considering the above and excluding the additional profit on the remaining inventory that was in the production system to support the initial ramp up of the new media-related products, earnings for 2007 are currently expected to be in the range of $2.20 to $2.75 per share.

Results for the second quarter are currently expected to be similar to those of the first quarter with sales in the $245.0 million to $255.0 million range. Earnings for the second quarter are currently expected to be in the range of $0.50 to $0.65 per share.

It is important to reiterate that the Company’s sales and earnings estimates for the second quarter and full year 2007 are subject to significant variability based on metal prices and supply assumptions as well as significant fluctuations in demand levels driven by both inventory corrections and new product ramp-up rates in critical markets such as the magnetic media market. The outlook for the quarter and the year are based on the Company’s best estimates at this time and are subject to significant fluctuations due to these factors.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated “I am pleased with the strong start to 2007, the reported record quarterly sales and the related profit level for the quarter. Our pipeline of new products and services, as well as our global expansion initiatives are providing the momentum for further growth and even greater value to our customers and shareholders over the balance of this year. The momentum is further supported by our business model that has us aggressively pursuing new avenues of growth. The robust results in the first quarter reflect the initial launch of WAM in to the disk drive media market and the full impact of Alloy’s successful implementation of the copper price pass through. We are on track for a very successful 2007.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, April 26, 2007. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2007;

•	Our success in developing and introducing new products and new product ramp up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	March 30,	Dec 31
(Dollars in thousands)	2007	2006
Assets
Current assets
Cash and cash equivalents	$16,108	$15,644
Accounts receivable	95,710	86,461
Inventories	168,642	151,950
Prepaid expenses	15,165	13,988
Deferred income taxes	3,417	3,541

Total current assets	299,042	271,584
Other assets	13,193	13,577
Related-party notes receivable	98	98
Long-term deferred income taxes	7,315	15,575
Property, plant and equipment	561,099	557,861
Less allowances for depreciation,
depletion and impairment	384,542	381,932

	176,557	175,929
Goodwill	21,843	21,843

	$518,048	$498,606

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$23,169	$28,076
Current portion of long-term debt	631	632
Accounts payable	27,525	30,744
Other liabilities and accrued items	45,295	52,161
Unearned revenue	1,374	314
Income taxes	3,521	4,515

Total current liabilities	101,515	116,442
Other long-term liabilities	9,011	11,642
Retirement and post-employment benefits	56,505	59,089
Long-term income taxes	4,305	—
Deferred income taxes	133	151
Long-term debt	30,246	20,282
Shareholders’ equity	316,333	291,000

	$518,048	$498,606

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	March 30,	March 31,
(Dollars in thousands except share and per share amounts)	2007	2006
Net sales	$250,314	$167,723
Cost of Sales	180,930	133,580

Gross margin	69,384	34,143
Selling, general and administrative expense	28,670	23,908
Research and development expense	1,326	1,081
Other-net	2,533	325

Operating profit	36,855	8,829
Interest expense	683	1,143

Income before income taxes	36,172	7,686
Income taxes	13,058	2,459

Net income	$23,114	$5,227
Per share of common stock: basic	$1.15	$0.27
Weighted average number of common
Shares outstanding	20,153,000	19,261,000
Per share of common stock: diluted	$1.12	$0.27
Weighted average number of common	20,613,000	19,578,000
Shares outstanding
See notes to consolidated financial statements.